EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the captions "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Cornerstone Realty Income Trust, Inc. for the registration of 2,700,000 shares of its common stock and to the incorporation by reference therein of our report dated February 6, 1996, except for Note 9, as to which the date is February 22, 1996, with respect to the financial statements and schedule of Cornerstone Realty Income Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                   /s/ Ernst & Young LLP


Richmond, Virginia
December 30, 1996